Filed Pursuant to Rule 433
                                                         File No.: 333-129918-02

----- Original Message -----
From: BARRY POLEN, CREDIT SUISSE SECURI
At:  5/15 13:41:01

CSMC 2006-C2 Status ($1.4bb CMBS Conduit) - Public Bonds
Lead-Mgr/Bookrunner :     Credit Suisse
Co-Managers         :     RBS Greenwich Capital / Wachovia Securities

Bond  Rt'g(M/S)  Size(mm)   A/L  Window      C/E      Guidance     Status
A1    Aaa/AAA      58.0     3.2  1-58      30.000%     S+5         *Open*
A2    Aaa/AAA      66.0     7.0  58-110    30.000%     S+22        *Open*
A3    Aaa/AAA     364.9     9.6  110-117   30.000%     S+22-23      .8x
A1A   Aaa/AAA     518.7     *************   Not Available   *************
AM    Aaa/AAA     143.9     9.8  117-118   20.000%     S+26         .5x
AJ    Aaa/AAA     100.8     9.8  118       13.000%     S+29-30      .6x

Loan Seller         Column 100%
Credit              LTV 73.0% / DSCR 1.33x
Prop Types          Retail 39% / MF 37% / Office 11% / Hotel 5%
Loan Concentration  Top1 11% / Top3 19% / Top5 25% / Top10 33%
Expected Timing     Launch & Price early to mid week
Settle              May 30, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-129918. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov
< http://www.sec.gov >. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any "indications of interest" expressed by you, and any "soft circles" generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.
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http://www.credit-suisse.com/legal/en/disclaimer_email_ib.html
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